UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 4, 2013 (September 30, 2013)

Hooper Holmes, Inc.
(Exact name of registrant as specified in charter)

New York	1-9972	22-1659359
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Mt. Airy Road, Basking Ridge, New Jersey 07920
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (908) 766-5000

Not Applicable
(Former names or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Dubois Employment Agreement

On September 30, 2013, Hooper Holmes, Inc. (the “Company”) and Mr. Henry E. Dubois entered into an employment agreement (the “Employment Agreement”) under which Mr. Dubois will continue to serve in his role as President and Chief Executive Officer of the Company. The Employment Agreement is effective as of September 30, 2013 and will continue in force until a successor to Mr. Dubois is duly elected and qualified or Mr. Dubois’ employment is terminated.

Pursuant to the Employment Agreement, Mr. Dubois will be paid a base salary of $375,000 per year, such amount to be reviewed at least annually by the Compensation Committee of the Company’s Board. Base salary may be adjusted by the Board, in its sole discretion, based on the Committee's and Board’s consideration of the Company's performance, financial and otherwise.

Mr. Dubois’ annual target bonus opportunity will be equal to 50% of his base salary and is subject to Mr. Dubois and the Company achieving agreed upon financial targets and goals and objectives. The Employment Agreement provides that Mr. Dubois will be entitled to and will receive 2,000,000 options to purchase shares of the Company's common stock, subject to a vesting schedule. Mr. Dubois will also be entitled to participate in any other annual bonus or incentive compensation plans or programs and any retirement and other benefit plans and programs as may be in effect or adopted by the Company from time to time.

Mr. Dubois will receive a one-time discretionary bonus of $161,000 as compensation for his efforts prior to his entering into the Employment Agreement, which constitutes the granting of the bonus that was approved by each of the Company’s Board and the Compensation Committee of Company’s Board as previously reported. $64,400 of the discretionary bonus amount will be paid in cash within thirty (30) days after the consummation of the Company’s disposition of the assets of its Portamedic service line; and $96,600 of the discretionary bonus amount was paid on September 30, 2013, by award of shares of restricted stock of the Company. There is a one-year restriction on Mr. Dubois’ ability to trade this stock. No other incentives or bonuses are intended to be paid to Mr. Dubois for 2013.

If Mr. Dubois’ employment is terminated for any reason, Mr. Dubois will be entitled to receive (i) any accrued and unpaid base salary, (ii) any unreimbursed business expenses, and (iii) payment for any accrued and unused vacation time. In addition, if Mr. Dubois’ employment is terminated by the Company other than for Cause, if he resigns for Good Reason, or if a Triggering Event occurs following a Change in Control (each as defined in the Employment Agreement), and upon the execution and delivery of a release by Mr. Dubois in favor of the Company, Mr. Dubois will be entitled to receive his base salary for one year in twelve equal installments, without interest, on a monthly basis for twelve (12) consecutive months. In the case of termination of the Employment Agreement due to the occurrence of a Triggering Event following a Change in Control, Mr. Dubois will be entitled to the acceleration of vesting of equity grants and removal of any trading restrictions on restricted stock.

The Employment Agreement also provides that Mr. Dubois will be subject to confidentiality provisions and, for a period of one year following the termination of his employment, non-competition and non-solicitation restrictions.

Wolder Resignation
The Company also announced that, after seven years of service to the Company, Mr. Burt Wolder has resigned from his position as the Company's Senior Vice President and Chief Marketing Officer, effective September 30, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 4, 2013	HOOPER HOLMES, INC.

	By:	/s/ Thomas E. Collins
Thomas E. Collins
Senior Vice President and Chief Financial Officer